Exhibit 4.1

FORM OF WARRANT

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

SKYLINE MEDICAL INC.

Warrant To Purchase Common Stock

Warrant No.: ___

Issuance Date: January ____, 2014

Warrant Shares:

SKYLINE MEDICAL INC., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged ____________ the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the date hereof, but not after 5:00 p.m., Central time, on the Expiration Date (as defined below), _______1 validly issued, fully paid non-assessable shares of Common Stock (as defined below) determined in accordance with Section 1(a) below.  Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 12.  This Warrant is one of a series of warrants which have been issued in connection with a private placement offering by the Company of securities of the Company consisting of (1) Series A Convertible Preferred Stock, par value $0.01 (the “Preferred Shares”), and (2) warrants for each investor to purchase the number of shares of Common Stock as is equal to 20% of the Common Stock which the Preferred Shares are convertible into pursuant to the terms and conditions set forth in that certain Securities Purchase Agreement by and between the Company and the Holder dated as of the Issuance Date and any additional securities purchase agreements pursuant to which the Preferred Shares are issued (together, the “Securities Purchase Agreements”).

1.      EXERCISE OF WARRANT.

(a)     Warrant Shares. This Warrant shall be exercisable for the number of shares of Common Stock of the Company as set forth on the cover page of this Warrant (“Warrant Shares”).

(b)     Mechanics of Exercise.  Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder on any day on or after the date hereof, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds, or, (B) in case no registration statement covering the Warrant Shares is effective after the Effectiveness Deadline as set forth in Section 10.1 of the Securities Purchase Agreements, by a cashless exercise. Under a cashless exercise, the Holder shall be entitled to receive a certificate for that number of shares of Common Stock which is equal to the difference of (i) the number of Warrants being exercised minus (ii) the quotient obtained by dividing (x) the product of the Exercise Price times the number of Warrants being exercised by (y) the Fair Market Value (as defined below) per share of the Common Stock. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder.  Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares.  On or before the first Business Day following the date on which the Company has received each of the Exercise Notice and the Aggregate Exercise Price (the “Exercise Delivery Documents”), the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Delivery Documents to the Holder and the Company’s transfer agent (the “Transfer Agent”).  On or before the third Business Day following the date on which the Company has received all of the Exercise Delivery Documents (the “Share Delivery Date”), the Company shall issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise.  Upon delivery of the Exercise Notice and Aggregate Exercise Price referred to in clause (ii) above, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares.  If this Warrant is submitted in connection with any exercise pursuant to this Section 1(b) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three Business Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised.  No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.  The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

1 The number of Warrant Shares shall be the number of shares of Common Stock equal to 20% of the Common Stock which the Preferred Shares purchased are convertible into pursuant to the terms and conditions set forth in the Securities Purchase Agreements.

The “Fair Market Value” per share of Common Stock as of any date (the “Reference Date”) means the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the NYSE MKT, the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, whichever is at the time the principal trading exchange or market for the Common Stock (a “Principal Market”), the volume weighted average price of the Common Stock on the Principal Market on which the Common Stock is then listed or quoted for the 20 Trading Days immediately preceding the Reference Date; (b) if the Common Stock is not then listed or quoted on a Principal Market and if prices for the Common Stock are then quoted on the Over-The-Counter Bulletin Board, the volume weighted average price of the Common Stock on the Over-The-Counter Bulletin Board for the 20 Trading Days immediately preceding the Reference Date; (c) if the Common Stock is not then listed or quoted on the Over-The-Counter Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the average of the closing bid and ask price per share of the Common Stock so reported for the 20 Trading Days immediately preceding the Reference Date; or (d) in all other cases, the fair market value as of the Reference Date of a share of Common Stock shall be determined by the Board of Directors.

(c)     Exercise Price.  For purposes of this Warrant, “Exercise Price” means $0.325 [1.25 times the initial Conversion Price]. The Exercise Price is subject to adjustment as provided herein.

(d)     Disputes.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 10.

(e)     Limitations on Exercises; Beneficial Ownership.  The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Person (together with such Person’s affiliates) would beneficially own in excess of 4.99% of the shares of Common Stock outstanding immediately after giving effect to such exercise.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within two Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Securities issued under the Securities Purchase Agreements and the Warrants, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 19.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Warrants.

(f)      Insufficient Authorized Shares.  If at any time while any of the Warrants remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of the Warrants at least a number of shares of Common Stock equal to 100% (the “Required Reserve Amount”) of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of all of the Warrants then outstanding  (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Warrants then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

2.      ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.  The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a)              If the Company, at any time while this Warrant is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted to result in the same Aggregate Exercise Price as existed immediately prior to such event.  Any adjustment made pursuant to this Section 2(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution or shall become effective immediately after the effective date of such subdivision, combination or re classification, as applicable.

(b)              Organic Change. If, at any time while this Warrant is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each “Organic Change”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Organic Change, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and/or any additional consideration (the “Alternate Consideration”) receivable as a result of such merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Organic Change (if applicable), and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Organic Change, then the Holder shall be given the same choice (no later than the time of the Organic Change) as to the Alternate Consideration it receives upon any exercise of this Warrant following such Organic Change.  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Organic Change shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration. The terms of any agreement pursuant to which an Organic Change is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 2(b) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to an Organic Change.

(c) Sales of Shares Below Exercise Price.

(i) If at any time while this Warrant is outstanding, the Company issues or sells (or is deemed by the express provisions of this Section 2(c) to have issued or sold) Additional Shares of Common Stock (as defined below), in one or more capital raising transactions with an aggregate purchase price of at least $100,000 for an Effective Price (as defined below) less than the then existing Exercise Price (the “New Issuance Price”), other than Excluded Stock, then the then existing Exercise Price shall be reduced as of the opening of business on the date of such issue or sale to a price equal to the New Issuance Price, provided, however, that under no circumstances shall the New Issuance Price be less than $0.13 [50% of the initial exercise price] or reduced to a price level that would be in breach of the listing rules of any Stock Exchange or that would have material adverse effect on the Company’s ability to list its Common Stock on a Stock Exchange, including but not limited to the change of accounting treatment of the Company’s preferred stock. An issuance of additional Warrants at a lower Exercise Price pursuant to the Purchase Agreements shall automatically reduce the Exercise Price to the New Issuance Price.

(ii) For the purpose of making any adjustment required under this Section 2(c), the consideration received by the Company for any issue or sale of securities shall (1) to the extent it consists of cash, be computed at the amount of cash received by the Company; (2) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Company’s board of directors; (3) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined in Paragraph (iii)), or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that the Company’s board of directors may be reasonably determine in good faith to be allocable to such Additional Shares of Common Stock, Convertible Securities, or rights or options; and (4) be computed after reduction for all expenses payable by the Company in connection with such issue or sale.

(iii) For the purpose of the adjustment required under this Section 2(c), if the Company issues or sells any rights, warrants, or options for the purchase of, or stock or other securities convertible into or exchangeable for Additional Shares of Common Stock (such convertible or exchangeable stock or securities being hereinafter referred to as “Convertible Securities”), other than Excluded Stock, and if the Effective Price of such Additional Shares of Common Stock is less than the Exercise Price then in effect, then in each case, at the time of the issuance of such rights, warrants, options, or Convertible Securities, the Company shall be deemed to have issued the maximum number of Additional Shares of Common Stock issuable upon exercise, conversion, or exchange thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights, warrants, options, or Convertible Securities, plus, (a) in the case of such rights, warrants, or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights, warrants, or options; or (b) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof. No further adjustment of the Exercise Price, adjusted upon the issuance of such rights, warrants, options, or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights, warrants, or options or the conversion or exchange of any such Convertible Securities. If any such rights or options or the conversion or exchange privilege represented by any such Convertible Securities shall expire without having been exercised, the Exercise Price adjusted upon the issuance of such rights, warrants, options, or Convertible Securities shall be readjusted to (1) the Exercise Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights, warrants, or options or rights of conversion or exchange of such Convertible Securities and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise; plus (2) the consideration, if any, actually received by the Company for the granting of all such rights, warrants, or options, whether or not exercised; plus (3) the consideration received for issuing or selling the Convertible Securities actually converted or exchanged; plus (4) the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities.

(iv) “Additional Shares of Common Stock” shall mean all shares of Common Stock the Company issues on or after the Issuance Date, whether or not subsequently reacquired or retired by the Company, other than Excluded Stock. The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing (a) the total number of Additional Shares of Common Stock issued or sold (or deemed to have been issued or sold by the Company under this Section 2(c)); into (b) the aggregate consideration received (or deemed to have been received) by the Company for such issue under this Section 2(c), for such Additional Shares of Common Stock.

(v) Other than a reduction pursuant to its applicable anti-dilution provisions, any reduction in the Exercise Price or exercise price of any Convertible Security (whether outstanding on the Issuance Date or thereafter) or the price of any option, warrant, or right to purchase Common Stock or any Convertible Security (whether such option, warrant, or right is outstanding on the Issuance Date or thereafter) in each case other than Excluded Stock, to an Effective Price less than the current Exercise Price shall be deemed to be an issuance of such Convertible Security. All such options, warrants, or rights at such Effective Price, and the provisions of Sections 2(c)(iii) and (iv) shall apply thereto mutatis mutandis.

(d) If this Warrant shall not have been fully exercised prior to the first anniversary of the Closing Date (the “First Anniversary”) and if during the period from the Closing Date to the First Anniversary the Company has not installed or received firm purchase orders (accepted by the Company) for at least 500 STREAMWAY Automated Surgical Fluid Disposal Systems, then, immediately after the First Anniversary, (i) the number of Warrant Shares for which this Warrant may be exercised on and after the First Anniversary shall be increased to be 2.5 times the number of Warrant Shares for which this Warrant remains exercisable (and for which the Holder had not exercised this Warrant) immediately prior to the First Anniversary and (ii) if the Exercise Price of this Warrant immediately prior to the First Anniversary is greater than the First Anniversary VWAP, then the Exercise Price shall be reduced to the First Anniversary VWAP.

As used herein:

“Closing Date” shall have the meaning provided in the Securities Purchase Agreements and, if there is more than one Closing Date, shall mean the earliest Closing Date under any of the Securities Purchase Agreements.

“First Anniversary VWAP” shall mean the volume weighted average price of the Common Stock on the principal trading market on which the Common Stock is then listed or quoted for the 10 consecutive Trading Days immediately preceding the First Anniversary; provided, however, that if the trading volume on such principal trading market is not reported, then the average of the closing bid and asked prices per share of the Common Stock on such trading market for the 10 consecutive Trading Days immediately preceding the First Anniversary.

“Trading Day” means any day on which the Common Stock is traded on the principal exchange or trading market for the Common Stock; provided, that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

3. NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrants, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).

4.       WARRANT HOLDER NOT DEEMED A STOCKHOLDER.  Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant.  In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.  Notwithstanding this Section 4, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

5.       REISSUANCE OF WARRANTS.

(a)     Transfer of Warrant.  If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 5(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 5(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.  Applicable transfer taxes, if any, shall be paid by the Holder.

(b)     Lost, Stolen or Mutilated Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 5(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)     Exchangeable for Multiple Warrants.  This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 5(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

(d)     Issuance of New Warrants.  Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 5(a) or Section 5(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, equals the number of Warrant Shares then underlying this Warrant), and (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date.

6.       NOTICES.  Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with the notice provision requirements of the Securities Purchase Agreements.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

7.       AMENDMENT AND WAIVER.  Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders; provided that no such action may (i) increase the exercise price of any Warrants issued under the Securities Purchase Agreements or decrease the number of shares or change the class of stock obtainable upon exercise of any Warrants issued under the Securities Purchase Agreements, (ii) modify Section 1(f) of this Warrant or (iii) disproportionately affect the Holder in a materially and adversely manner (except as a result of holding a greater percentage of Warrant Shares) without the written consent of the Holder.  No such amendment shall be effective to the extent that it applies to less than all of the holders of the Warrants then outstanding.

8.       GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.

9.       CONSTRUCTION; HEADINGS.  This Warrant shall be deemed to be jointly drafted by the Company and all the Holders and shall not be construed against any person as the drafter hereof.  The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

10.    DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant.  The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

11.    TRANSFER. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company, except as may otherwise be required by the Securities Purchase Agreements.

12.    CERTAIN DEFINITIONS.  For purposes of this Warrant, the following terms shall have the following meanings:

(a)     “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(b)     “Common Stock” means (i) the Company’s shares of Common Stock, par value $0.01 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(c)     “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(d)     “Excluded Stock” means (i) any shares of Common Stock, options, warrants or other securities issued by the Corporation which are approved by the Board and granted to employees, directors, advisors or consultants not for capital raising purposes,, (ii) any shares of Common Stock, options, warrants or other securities issued pursuant to securities or contractual rights existing as of the closing of the offering pursuant to the Securities Purchase Agreements, (iii) any shares of Common Stock, options, warrants or other securities issued in the Closing or in any additional closings pursuant to the Securities Purchase Agreements, and (iv) any shares of Common Stock, options, warrants or other securities issued pursuant to mergers, acquisitions, joint ventures or similar transactions which are not for capital raising purposes.

(e)     “Expiration Date” means the date five (5) years after the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Trading Market (a “Holiday”), the next date that is not a Holiday.

(f)      “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company, including intellectual property, to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of either the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify its Common Stock (other than a forward or reverse stock split), or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(g)     “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(h)     “Organic Change” means a transaction as described in section 2(b).

(i)       “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(j)      “Required Holders” means the holders of the Warrants representing a majority of shares of Common Stock underlying the Warrants then outstanding.

(k)     “Securities” means the Preferred Shares issued pursuant to the Securities Purchase Agreements.

(l)       “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Markets Group Inc.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

SKYLINE MEDICAL INC.

By:
Bob Myers
Chief Financial Officer

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

SKYLINE MEDICAL INC.

The undersigned holder hereby exercises the right to purchase _________________ of the shares of Common Stock (“Warrant Shares”) of SKYLINE MEDICAL INC., a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.  Form of Exercise Price.  The Holder intends that payment of the Exercise Price shall be made as:

__________	a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

__________	pursuant to the cashless exercise provisions set forth in Section 1(b) of the Warrant,

2.  Payment of Exercise Price.  In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3.  Delivery of Warrant Shares.  The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

4.  Acknowledgement.  The undersigned holder hereby represents and warrants that after giving effect to the exercise of the Warrant contemplated by this Exercise Notice, such holder will not be in violation of the beneficial ownership limits specified in Section 1(e) of the Warrant, as increased or decreased pursuant to terms contained therein.

Date: _______________ __, ______

______________________           __

Name of Registered Holder

By:

Name:

Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs Corporate Stock Transfer, Inc. to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated [_______________] from the Company and acknowledged and agreed to by Corporate Stock Transfer, Inc.

SKYLINE MEDICAL INC.

By: _____________________________

Bob Myers

Chief Financial Officer

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